Exhibit 99.1

FOR IMMEDIATE RELEASE

Greif, Inc. Announces Delay in Filing 2014 Form 10-K

DELAWARE, Ohio (January 14, 2015) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced that it has delayed the filing of its Annual Report on Form 10-K for the fiscal year ended October 31, 2014 beyond the January 14, 2015 extended filing date. As previously reported in its Form 8-K filings, the company engaged a new independent registered public accounting firm, Deloitte & Touche LLP, during the fourth quarter of 2014. In connection with the independent audit and financial statement preparation process, management identified certain adjustments which require immaterial revisions to the company’s financial statements for prior periods. These adjustments relate primarily to income tax accounting matters and, to a lesser extent, other adjustments to operating items. The aggregate of these items totaled approximately $24.5 million, net of income tax. In addition, the company identified an adjustment related to the elimination of intercompany sales in its Paper Packaging segment which impacts the current and prior period financial statements, and results in a reduction of sales and cost of sales ranging from approximately $130-$140 million annually. The filing delay is necessary to allow the company’s previous independent registered public accounting firm additional time to finalize its audit procedures for these prior period adjustments.

The company anticipates that these procedures will be complete within the next week and that the company will file its Form 10-K thereafter.

About Greif, Inc.

Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, flexible, corrugated and reconditioned containers, intermediate bulk containers, containerboard and packaging accessories, and provides blending, filling, packaging and industrial packaging reconditioning services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 50 countries to serve global as well as regional customers. Additional information is on the company’s website at www.greif.com.

Contacts:

Media:	Analyst:
Scott Griffin	Robert Lentz
Vice President, Corporate Communications	(614) 876-2000
Greif, Inc.
(740) 657-6516